Exhibit 99.1

Rainbow National Services LLC

Consolidated Financial Statements

Years Ended December 31, 2004, 2003 and 2002

(With Independent Auditors’ Report Thereon)

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

Rainbow National Services LLC:

We have audited the accompanying consolidated balance sheets of Rainbow National Services LLC as of December 31, 2004 and 2003, and the related consolidated statements of operations, member’s equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 2004.  In connection with our audits of the consolidated financial statements, we also audited the related consolidated financial statement schedule.  These consolidated financial statements and the accompanying consolidated financial statement schedule are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements and the consolidated financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

Rainbow National Services LLC has operated as an integral part of Cablevision.  As described in Notes 1 and 9, these consolidated financial statements have been derived from the consolidated financial statements and accounting records of Cablevision and reflect certain assumptions and allocations.  The financial position, results of operations and cash flows of Rainbow National Services LLC could differ from those that might have resulted had Rainbow National Services LLC been operated autonomously or as an entity independent of Cablevision.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rainbow National Services LLC and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.  Also, in our opinion, the related consolidated financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 2, the accompanying consolidated balance sheet as of December 31, 2003 and the statements of member’s equity (deficiency) and cash flows for the years ended December 31, 2003 and 2002 have been restated.

/s/ KPMG LLP

Melville, New York
March 31, 2005

Rainbow National Services LLC

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31,
	2004	2003
		(As Restated)

ASSETS
Current Assets:
Cash and cash equivalents	$75,397	$100
Trade accounts receivable (less allowance for doubtful accounts of $4,720 and $7,070)	103,210	85,839
Accounts receivable-affiliates, net	1,602	19,858
Feature film inventory, net	92,272	68,142
Prepaid expenses and other current assets	8,582	5,824
Deferred tax asset	1,563	—
Total current assets	282,626	179,763

Other assets	18,145	135
Property and equipment, net of accumulated depreciation of $46,582 and $42,828	13,121	19,683
Due from affiliate,net	155,567	3,553
Feature film inventory, net	344,809	266,077
Deferred carriage fees, net	93,014	99,231
Deferred financing and other costs, net of accumulated amortization of $2,209 and $920	26,287	80
Affiliation agreements, net of accumulated amortization of $229,527 and $175,951	367,629	421,205
Other intangibles, net of accumulated amortization of $23,752 and $13,112	75,699	86,339
Excess costs over fair value of net assets acquired	22,367	22,367
	$1,399,264	$1,098,433

LIABILITIES AND MEMBER’S EQUITY (DEFICIENCY)
Current Liabilities:
Accounts payable	$18,430	$13,060
Accrued liabilities:
Interest	31,543	—
Employee related costs	7,054	8,363
Deferred carriage fees payable	16,482	9,102
Other accrued expenses	12,640	11,244
Accounts payable to affiliates, net	11,661	11,089
Feature film rights payable	79,088	62,575
Deferred revenue	1,644	648
Capital lease obligations	1,500	3,142
Bank debt	4,500	—
Total current liabilities	184,542	119,223

Feature film rights payable	321,819	224,802
Deferred tax liability, net	115,203	124,452
Capital lease obligations	1,536	2,926
Senior notes	297,938	—
Senior subordinated notes	496,231	—
Bank debt	595,500	—
Preferred membership interests	350,000	—
Other liabilities	7,319	7,957
Total liabilities	2,370,088	479,360
Commitments and contingencies
Member’s equity (deficiency)	(970,824)	619,073

	$1,399,264	$1,098,433

See accompanying notes to
consolidated financial statements

Rainbow National Services LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

	Years Ended December 31,
	2004	2003	2002

Revenues, net	$523,280	$437,968	$354,096

Operating expenses:
Technical and operating (excluding depreciation and amortization)	143,906	143,577	116,019
Selling, general and administrative	150,741	140,159	105,804
Other operating income	—	(4,261)	—
Depreciation and amortization	71,703	56,190	28,227
	366,350	335,665	250,050

Operating income	156,930	102,303	104,046

Other income (expense):
Interest expense	(41,639)	(2,507)	(2,091)
Interest income	336	2,728	3,073
Write-off of deferred financing costs	—	(388)	(1,870)
Minority interest	—	(17,215)	(21,671)
Miscellaneous, net	(24)	(75)	(45)
	(41,327)	(17,457)	(22,604)

Income before income taxes	115,603	84,846	81,442
Income tax expense	(48,662)	(32,178)	(30,893)

Net income	$66,941	$52,668	$50,549

See accompanying notes to

consolidated financial statements

Rainbow National Services LLC

CONSOLIDATED STATEMENTS OF MEMBER’S EQUITY (DEFICIENCY)

(Dollars in thousands)

Balance, January 1, 2002, as reported	$221,020
Effect of restatement (Note 2)	(3,147)

Balance, January 1, 2002, as restated	217,873
Push down of additional Cablevision basis	57,877
Capital contributions	78,823
Capital distributions	(102,143)
Net income	50,549

Balance, December 31, 2002	302,979
Capital contributions	87,935
Capital distributions	(322,006)
Push down of additional Cablevision basis	415,661
Reclassification of minority interest	81,836
Net income	52,668

Balance, December 31, 2003	619,073
Capital contributions	60,709
Capital distributions	(1,717,547)
Net income	66,941

Balance, December 31, 2004	$(970,824)

See accompanying notes to

consolidated financial statements

Rainbow National Services LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Years Ended December 31,
	2004	2003	2002
		(As Restated)	(As Restated)

Cash flows from operating activities:
Net income	$66,941	$52,668	$50,549
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	71,703	56,190	28,227
CSC stock compensation plan expense (benefit) allocations	2,447	4,301	(1,585)
Minority interest	—	17,215	21,671
Amortization of feature film inventory	85,686	71,452	55,683
Write-off of feature film inventory	297	17,910	1,938
Amortization of deferred carriage fees	16,657	16,246	15,446
Amortization and write-off of deferred financing, discounts on indebtedness and other deferred costs	1,536	521	2,205
Deferred income tax	(5,192)	(14,859)	(5,907)
Changes in assets and liabilities:
Trade accounts receivable, net	(15,505)	(15,037)	(14,384)
Accounts receivable-affiliates, net	18,256	(21,179)	101
Prepaid expenses and other assets	(20,768)	16,127	(11,651)
Feature film inventory	(191,957)	(132,116)	(57,087)
Deferred carriage fees	(10,440)	864	(14,239)
Accounts payable and accrued expenses	43,529	5,696	923
Accounts payable-affiliates, net	52,291	50,340	31,246
Feature film rights payable	116,047	34,623	10,634
Other long-term liabilities	(638)	(622)	8,782
Net cash provided by operating activities	230,890	160,340	122,552

Cash flows from investing activities:
Proceeds from (payment for) note receivable and advances - affiliate	(152,013)	58,178	(35,309)
Capital expenditures	(1,003)	(338)	(3,833)
Net cash provided by (used in) investing activities	(153,016)	57,840	(39,142)

Cash flows from financing activities:
Capital distributions	(1,366,150)	(272,951)	(72,133)
Distribution to minority interest	—	(10,000)	(23,000)
Additions to deferred costs	(27,496)	(951)	(1,464)
Proceeds from bank debt	600,000	35,000	—
Issuance of senior notes	297,837	—	—
Issuance of senior subordinated notes	496,085	—	—
Principal payments on capital lease obligations	(2,853)	(3,008)	(2,723)
Net cash used in financing activities	(2,577)	(251,910)	(99,320)

Net increase (decrease) in cash and cash equivalents	75,297	(33,730)	(15,910)

Cash and cash equivalents at beginning of year	100	33,830	49,740

Cash and cash equivalents at end of year	$75,397	$100	$33,830

See accompanying notes to

consolidated financial statements

Rainbow National Services

(a combination of certain businesses and assets of Cablevision Systems Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)

NOTE 1.                                                    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND LIQUIDITY

Nature of Operations

In July 2004, Cablevision Systems Corporation (“Cablevision”) formed Rainbow National Services LLC (the “Company”).  The Company is a holding company with no independent operations.  Its subsidiaries include entities that principally own certain nationally distributed 24-hour entertainment services operated as integral parts of Cablevision, including AMC, WE: Women’s Entertainment (“WE”) and The Independent Film Channel (“IFC”).  The Company’s consolidated financial statements have been derived from the consolidated financial statements and accounting records of Cablevision and reflect certain assumptions and allocations (see Note 9).  The financial position, results of operations and cash flows of the Company could differ from those that might have resulted had the Company been operated autonomously or as an entity independent of Cablevision.

The common equity membership interests of American Movies Classics Company LLC (“AMC LLC”) and its wholly owned subsidiaries and The Independent Film Channel LLC and its wholly owned subsidiaries were contributed to the Company.  For accounting purposes, this transaction was treated as a reorganization of entities under common control in a manner similar to a pooling of interests whereby the assets and liabilities were transferred at historical cost.  Accordingly, the financial statements reflect the operations of the Company as if the transaction occurred on January 1, 2002.

Cablevision had previously announced its intention to distribute (hereinafter referred to as the “distribution”) the businesses and assets included in the Company as well as other businesses and assets of Cablevision to Rainbow Media Enterprises, Inc. (“RME”).  RME is a wholly-owned subsidiary of Rainbow Media Holdings LLC, which is a wholly-owned subsidiary of CSC Holdings, Inc., itself a wholly-owned subsidiary of Cablevision. In connection with the anticipated distribution, Cablevision had contributed certain businesses and assets to RME through a series of intercorporate transactions.  RME announced it would own these businesses and assets and become a public company on the date of the distribution.  As part of the series of intercorporate transactions, RME had contributed the common equity membership interests owned by the entities included in these consolidated financial statements to the Company.

In December 2004, Cablevision announced that the Board of Directors had decided to suspend pursuing the distribution.  See Note 17.

Liquidity and Capital Resources

In August 2004, Rainbow National Services LLC entered into a $950,000 senior secured credit facility ($350,000 of which is a revolving credit facility maturing September 30, 2011 and $600,000 of which is a term loan facility maturing March 31, 2012) (“Credit Facility”). The Credit Facility is secured by the assets and stock of AMC, WE and IFC and guaranteed by AMC, WE and IFC, and Rainbow Programming Holdings LLC, the Company’s direct parent. The Credit Facility contains certain covenants that require the maintenance of financial ratios (as defined in the credit facility) as well as restrictions on distributions, additional indebtedness, and liens. The maximum total leverage ratio per the credit facility is 6.75 times the cash flow (as defined) of AMC, IFC and WE through 2006. The revolving credit facility requires commitment reductions beginning December 31, 2009 through September 30, 2011. The term loan requires amortization of 0.25% of the original outstanding balance per quarter beginning June 30, 2005 through March 31, 2011 and 23.50% of the original outstanding balance for each quarter thereafter through its maturity date. Borrowings under the revolving credit facility bear interest at LIBOR plus a margin based upon the leverage ratio. Amounts under the term loan bear interest at LIBOR plus 2.75%. There were no amounts outstanding under the revolving credit facility as of December 31, 2004. The interest rate under the term loan was 5.19% on December 31, 2004.

On the date of issuance of the senior and senior subordinated notes, AMC LLC issued 3,500,000 shares of redeemable preferred membership interests with an aggregate liquidation preference of $350,000 to Rainbow Media Holdings LLC, which was recorded as a capital distribution.  No dividends were recorded through December 31, 2004.

On November 5, 2004, the Board of Directors of Cablevision authorized Cablevision to modify the terms of the distribution to eliminate the retained redeemable preferred membership interest in AMC LLC.  In March 2005, the redeemable preferred membership interests were recontributed to a subsidiary of the Company and converted back to common membership interests in AMC LLC.  The impact of the elimination will be to reduce debt by $350,000 and increase member’s equity (deficiency) by the same amount in 2005.

At December 31, 2004, long-term assets include $155,567 of amounts due from Rainbow Media Holdings LLC.  In March 2005, this amount was converted to equity and recorded as a capital distribution.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries.  All significant intercompany transactions and balances have been eliminated in consolidation.

Revenue Recognition

The Company recognizes revenue as programming services are provided to multiple system operators or satellite providers.  Advertising revenue is recognized as commercials are telecast.  In some situations, our programming businesses guarantee certain viewer ratings for their programming.  For these types of transactions, a portion of such revenue is deferred if the guaranteed viewer ratings are not met and is subsequently recognized by providing additional advertising time.

Technical and Operating Expense

Costs of revenue related to sales of programming services including, but not limited to, license fees and production costs, are classified as “technical and operating” expenses in the accompanying statements of operations.

Advertising Expenses

Advertising costs are charged to expense when incurred.  Advertising costs were $53,625, $51,890 and $41,130 for the years ended December 31, 2004, 2003, and 2002, respectively.

Accounts Receivable

The Company periodically assesses the adequacy of valuation allowances for uncollectible accounts receivable by evaluating general factors such as length of time individual receivables are past due, historical collection experience, and the economic and competitive environment.

Feature Film Inventory

Rights to feature film inventory acquired under license agreements along with the related obligations are recorded at the contract value when a license agreement is executed or the license period has begun.  Costs are amortized to technical and operating expense on the straight-line basis over the respective license periods.  Amounts payable subsequent to December 31, 2004 related to feature film rights telecast are as follows:

Years Ending December 31,

2005	$79,088
2006	60,297
2007	58,590
2008	48,497
2009	38,325
Thereafter	116,110

See Note 4 for a discussion of the Company’s review of the programming usefulness of our feature film inventory and impairment charges recorded in 2004, 2003 and 2002.

In July 2003, AMC, WE, IFC and Rainbow Media Holdings LLC (formerly Rainbow Media Holdings, Inc.), as licensees, entered into an agreement with a film studio for feature film telecast rights.  Each licensee recorded its allocated share of the future film telecast rights and all of the payment obligations for which they are jointly and severally liable for payments of $84,000 of which approximately $75,000 remained unpaid at December 31, 2004 and is included in the amounts above.  Film assets and liabilities of approximately $15,000 and $17,000 at December 31, 2004 and 2003, respectively, are allocated outside of the Company, of which approximately $700 and $1,000 was paid during 2004 and 2003, respectively.  Such amounts are included in the Consolidated Statements of Member’s Equity (Deficiency) as capital distributions and capital contributions, respectively.

Long-Lived and Indefinite-Lived Assets

Property and equipment are carried at cost.  Equipment under capital leases is recorded at the present value of the total minimum lease payments.  Depreciation on equipment is calculated on the straight-line basis over the estimated useful lives of the assets or, with respect to equipment under capital leases and leasehold improvements, amortized over the shorter of the lease term or the assets’ useful lives and reported with depreciation and amortization in the consolidated statement of operations.

Intangible assets established in connection with acquisitions consist of affiliation agreements, advertiser relationships, and excess costs over fair value of net assets acquired.  Affiliation agreements represent the value assigned to agreements with multiple system operators to carry programming services, and are amortized over a 10 year period on the straight-line basis.  Advertiser relationships represent the value assigned to contracts with advertisers and are amortized over a 7 to 10 year period on the straight-line basis.  Excess costs over fair value of net assets acquired (“goodwill”) in purchase business combinations are not amortized in connection with the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, on January 1, 2002.

The Company reviews its long-lived assets (property and equipment, and intangible assets subject to amortization that arose from business combinations accounted for under the purchase method) for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable.  If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value.

The Company evaluates the recoverability of its goodwill annually or more frequently whenever events or circumstances indicate that the asset may be impaired.  Statement No. 142 requires that goodwill impairment be determined using a two-step process.  The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill.  If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any.  The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill.  If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.  The implied fair value of goodwill is determined in the same manner as the amount of goodwill which would be recognized in a business combination.

Deferred Carriage Fees

Deferred carriage fees represent amounts paid or payable to multiple system operators to guarantee carriage of certain of the Company’s programming services and are amortized as a reduction to revenue over the period of the related guarantee (1 to 11 years).

Deferred Financing Costs

Costs incurred to obtain debt are deferred and amortized to interest expense over the life of the related debt.

Income Taxes

Income taxes are provided based upon the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which requires the asset and liability method of accounting for deferred income taxes and permits the recognition of deferred tax assets, subject to an ongoing assessment of realizability.  The Company provides deferred taxes for the outside basis difference of its investment in partnerships.

The Company was included in the consolidated federal income tax return of Cablevision for the years presented herein.  The income tax expense presented is based upon the taxable income of the Company on a separate return basis.  Since there was no tax sharing agreement in place between the Company and Cablevision, current tax liabilities that the consolidated companies did not pay directly have been reflected as deemed contributions to the Company’s capital.  Such contributions amounted to $51,835, $46,286 and $36,064 in 2004, 2003, and 2002, respectively.

Reclassifications

Certain reclassifications have been made in the 2003 and 2002 financial statements to conform to the 2004 presentation.

Cash Flows

For purposes of the statements of cash flows, the Company considers short-term investments with a maturity at date of purchase of three months or less to be cash equivalents.

During 2004, 2003 and 2002, the Company’s non-cash investing and financing activities and other supplemental data were as follows:

	Years Ended December 31,
	2004	2003	2002
Non-Cash Investing and Financing Activities:
Push down of basis	$—	$415,661	$57,877
Other contributions from affiliates, net	56,865	34,579	50,398
Issuance of preferred membership interests	350,000	—	—
Reclassification of minority interest	—	81,836	—
Stock expense (income) allocation from affiliate	2,447	4,301	(1,585)

Supplemental Data:
Cash interest paid	8,640	2,375	1,839
Income taxes paid	1,779	3,299	843

During 2004, the Company recorded a non-cash equity distribution of approximately $1,400 to Rainbow Media Holdings LLC to reflect the resolution of certain film rights agreements associated with Rainbow Media Holdings LLC’s sale of an affiliate in 2002.

Concentrations and Credit Risk

Financial instruments that may potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents and trade receivables. Cash is invested in bank time deposits offered by financial institutions that have received the highest ratings awarded by S&P and Moody’s.  The Company had three customers that accounted for approximately 38% and 39% of the Company’s net trade receivable balances at December 31, 2004 and 2003, respectively, which exposes the Company to a concentration of credit risk.  These customers accounted for approximately 41%, 46% and 45% of the Company’s consolidated net revenue in 2004, 2003 and 2002, respectively.

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Recently Issued Accounting Standards

In December 2004, the FASB issued Statement No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions. Statement No. 153 addresses the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged.  Statement No. 153 eliminates the narrow exception for nonmonetary exchanges of similar productive assets and replaces it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance.  Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished.  The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.  The provisions of Statement No. 153 will be adopted for all nonmonetary exchanges initiated after July 1, 2005 and therefore had no impact to the consolidated financial statements for the year ended December 31, 2004.

In December 2004, the FASB issued a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation (Statement No. 123R). Statement No. 123R supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance and it establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. Statement No. 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Statement No. 123R is effective for public entities as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. Cablevision will be required to apply the provisions of Statement No. 123R beginning with its fiscal quarter commencing on July 1, 2005, and therefore the Statement had no impact to the consolidated financial statements for the year ended December 31, 2004. Cablevision has not yet determined the method of adoption or the effect that the adoption will have on its financial position or results of operations.

NOTE 2.                RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS

The Company recorded push down accounting adjustments as a result of Cablevision’s purchase accounting recorded for the 2002 and 2001 NBC transactions and the 2003 MGM transaction (as described in Note 3).  The Company has restated its previously reported balance sheet as of December 31, 2003 and the statements of member’s equity (deficiency) and cash flows for the years ended December 31, 2003 and 2002 to reflect adjustments to its pushdown accounting entries related to the determination of deferred taxes and associated goodwill for the NBC transactions and the MGM transaction and to conform the accounting for deferred taxes on partnership investments to Cablevision’s accounting policy to provide deferred taxes on the outside basis difference in such investments.

The following table sets forth the impact of the restatement showing previously reported amounts and restated amounts on the Company’s consolidated balance sheet as of December 31, 2003:

	December 31, 2003
	(As Previously Reported)	(As Restated)

Deferred tax asset, net	$6,629	$—
Excess costs over fair value of net assets acquired	$68,894	$22,367
Total assets	$1,151,589	$1,098,433

Deferred tax liability, net	$128,085	$124,452
Total liabilities	$482,993	$479,360

Member’s equity	$668,596	$619,073

The adjustments resulted in reclassifications to current and deferred income tax expense in the years ended December 31, 2003 and 2002.  For the year ended December 31, 2003, current tax expense increased by $9,170 and the deferred tax benefit increased by $9,170.  For the year ended December 31, 2002 current tax expense decreased by $7,614 and the deferred tax benefit decreased by $7,614.  In addition, the restatement adjustments resulted in a decrease to member’s equity as of January 1, 2002 of $3,147, a net decrease to capital contributions in 2002 of $57,106 and an increase to capital contributions in 2003 of $10,730. There was no impact on net income or cash flows from operating activities in either 2003 or 2002.  In addition, this restatement had no impact on the consolidated financial statements of the Company’s parent, Cablevision as these items related solely to the application of certain pushdown accounting adjustments affecting the preparation of the Company’s consolidated financial statements.

NOTE 3.                TRANSACTIONS

In July 2003, Rainbow Media Holdings repurchased Metro-Goldwyn-Mayer, Inc.’s (“MGM”) 20% interest in each of AMC LLC and The Independent Film Channel LLC for $500,000 and entered into a film rights agreement relating to the MGM film library.  The acquisition of this minority interest was accounted for as a purchase.  The excess of the purchase price over the net book value of the assets acquired of approximately $415,661, has been pushed down to the respective subsidiaries as of the purchase date and was allocated to the specific assets acquired as follows:

	Useful Life

Property and equipment	5 years	$4,993

Amortizable intangible assets
Affiliation agreements	10 years	$327,934
Other intangibles	10 years	74,248
		$402,182

Indefinite-lived intangible assets
Excess costs over fair value of net assets acquired (as restated, see Note 2)		$8,486

In connection with Cablevision’s acquisition of NBC’s interest in Rainbow Media Holdings in 2002 and 2001, the excess of the purchase price over the net book value of assets acquired has been pushed down to the respective subsidiaries as of the purchase date and was allocated to the specific assets acquired based upon an independent appraisal.  Approximately $142,531 of the excess purchase price was attributed to the Company and was allocated to the specific assets acquired and deferred taxes as follows:

	Useful Life

Property and equipment	5 years	$1,390

Amortizable intangible assets
Affiliation agreements	10 years	$113,136
Other intangibles	7 to 10 years	16,489
		$129,625
Unamortizable intangible assets
Excess costs over fair value of net assets acquired		$11,516

Of these amounts, $102,361 was recorded in 2002 which, when reduced by $44,484 of deferred tax liabilities, resulted in a net pushdown of additional basis in the Company’s consolidated statement of member’s equity (deficiency) of $57,877.

NOTE 4.                IMPAIRMENT CHARGES

The Company periodically reviews the programming usefulness of feature film inventory based on a series of factors, including ratings, type and quality of program material, standards and practices, and fitness for exhibition based on the programming of the individual programming service.  If it is determined that substantially all of the films in a film license agreement have no future programming usefulness and will no longer be exploited, a write-off for the portion of the unamortized cost of the film license agreement that was attributed to those films is recorded.

As part of its periodic review of expected programming usefulness, the Company recorded impairment losses of $297, $17,910, and $1,938 in 2004, 2003, and 2002, respectively.  Such amounts represented the write-off of the carrying value of certain film and programming contracts and are included in technical and operating expense.

NOTE 5.                PROPERTY AND EQUIPMENT

Property and equipment consist of the following assets which are depreciated or amortized primarily on a straight-line basis over the estimated useful lives shown below:

	December 31,		Estimated useful lives
	2004	2003

Program, service and test equipment	$21,160	$24,433	3 to 10 years
Origination equipment	21,718	21,718	Life of lease
Furniture and fixtures	7,265	7,232	3 to 8 years
Microwave equipment	6,243	5,811	5 to 7 years
Transportation equipment	22	22	5 years
Leasehold improvements	3,295	3,295	Life of lease
	59,703	62,511
Less accumulated depreciation and amortization	46,582	42,828
	$13,121	$19,683

Depreciation and amortization expense relating to property and equipment amounted to $7,487, $7,716 and $5,583, respectively, for the years ended December 31, 2004, 2003 and 2002.

NOTE 6.                INTANGIBLE ASSETS

The following table summarizes information relating to the Company’s acquired intangible assets at December 31, 2004 and 2003:

	2004	2003
Gross carrying amount of amortizable intangible assets
Affiliation agreements	$597,156	$597,156
Advertiser relationships	90,738	90,738
Other intangibles	8,713	8,713
	696,607	696,607

Accumulated amortization
Affiliation agreements	229,527	175,951
Advertiser relationships	16,821	6,972
Other intangibles	6,931	6,140
	253,279	189,063

Indefinite-lived intangible assets
Excess costs over the fair value of net assets acquired*	22,367	22,367

Total intangibles*	$465,695	$529,911

* As restated (see Note 2)

Amortization expense for the years ended December 31, 2004, 2003 and 2002 was $64,216, $48,474 and $22,644, respectively.

Estimated amortization expense
Year ending December 31, 2005	$55,716
Year ending December 31, 2006	55,716
Year ending December 31, 2007	54,396
Year ending December 31, 2008	53,796
Year ending December 31, 2009	52,487

The changes in the carrying amount of excess costs over the fair value of net assets acquired for the years ended December 31, 2004 and 2003 are as follows:

	AMC	WE	IFC	Total
Excess costs over the fair value of net assets acquired
Balance as of January 1, 2003 (as restated, see Note 2)	$7,029	$3,347	$3,505	$13,881
Excess costs over the fair value of net assets acquired, net of taxes	—	—	8,486	8,486
Balance as of December 31, 2003 and 2004	$7,029	$3,347	$11,991	$22,367

NOTE 7.                DEBT

In August 2004, the Company entered into debt financing arrangements totaling approximately $1,750,000 consisting of a $950,000 senior secured credit facility comprised of a $600,000 term loan and $350,000 undrawn revolving credit facility, and senior and senior subordinated notes totaling approximately $800,000.  Proceeds from the credit facility and the senior and senior subordinated notes amounted to approximately $1,366,300 of which $1,366,150 was distributed to Rainbow Programming Holdings LLC and recorded as a capital distribution.

The Company’s senior secured credit facility is secured by the assets and stock of AMC, IFC and WE and is guaranteed by AMC, WE, IFC and Rainbow Programming Holdings LLC, the Company’s direct parent.  The term loan requires quarterly amortization payments of 0.25% beginning June 30, 2005 through March 31, 2011 and 23.50% for each quarter ending June 30, 2011 through March 31, 2012, its maturity date. Borrowings under the revolving credit facility bear interest at LIBOR plus a margin based upon the leverage ratio.  Amounts under the term loan bear interest at LIBOR plus 2.75%.  The interest rate under the term loan was 5.19% at December 31, 2004.  Outstanding borrowings under the senior secured credit facility were $600,000 as of December 31, 2004, resulting in undrawn revolver commitments of $350,000.  Financial covenants include (i) a maximum total leverage ratio of 6.75 times cash flow (as defined, based on the consolidated cash flows of AMC, WE and IFC), through December 31, 2006 with reductions thereafter, (ii) a maximum senior leverage of 5.00 times cash flow, reducing to 4.75 times on October 1, 2005 with further reductions thereafter, and (iii) minimum ratios for cash flow to interest expense and cash flow to debt service (all as defined in the credit agreement).  Additional covenants include restrictions on distributions, additional indebtedness, and liens.  Permitted distributions include up to $150,000 annually, with a cumulative limit of $600,000 to fund Rainbow DBS Holdings, Inc. and Rainbow HD Holdings LLC (collectively “Rainbow DBS”); up to $50,000 annually, with a cumulative limit of $200,000, for other general purposes; and subject to maintaining a maximum ratio of total debt to cash flow of 5.0 times, distributions of up to $300,000 from the proceeds of permitted future debt offerings.

The Company is also obligated to pay fees of 0.5% per annum on the unused loan commitment which is recorded as interest expense.

The Company’s notes offerings consisted of $300,000 face amount of 8 3/4% senior notes due September 1, 2012 and $500,000 face amount of 10 3/8% senior subordinated notes due September 1, 2014.  Net proceeds from these offerings totaled approximately $775,900, net of financing costs.  These issuances are guaranteed by substantially all of the Company’s subsidiaries.  Principal covenants include limitations on additional indebtedness based upon a maximum ratio of total indebtedness to cash flow (as defined in the indentures) of 7.0 times, reducing to 6.0 times after January 1, 2009, limitations on distributions, and limitations on the ability to incur liens (as per the term of the senior note indenture).

The senior notes are redeemable, in whole or in part, at a redemption price equal to 104.375% of face value at any time on or after September 1, 2008, 102.188% of face value on or after September 1, 2009, and 100% of face value on or after 2010.  The senior subordinated notes are redeemable, in whole or in part, at a redemption price equal to 105.188% of face value at any time on or after September 1, 2009, 103.458% of face value on or after September 1, 2010, 101.729% of face value on or after September 1, 2011, and 100% of the aggregate principal amount face value on or after in each case together with accrued interest to the redemption date.

The Company was in compliance with all of its financial covenants as of December 31, 2004.

Summary of Five-Year Debt Maturities

Total amounts payable by the Company under its various debt obligations outstanding as of December 31, 2004 (excluding capital leases), during the five years subsequent to December 31, 2004 are as follows:

Years Ending December 31,

2005	$4,500
2006	6,000
2007	6,000
2008	6,000
2009	6,000

The Company has no independent assets or operations of its own, the guarantees under the senior and senior subordinated notes are full and unconditional and joint and several, and any subsidiaries of the Company other than the subsidiary guarantors are minor.  There are no restrictions on the ability of the Company or any of the subsidiary guarantors to obtain funds from its subsidiaries by dividend or loan.

On the date of issuance of the senior and senior subordinated notes, AMC LLC issued 3,500,000 shares of redeemable preferred membership interests with an aggregate liquidation preference of $350,000 to Rainbow Media Holdings LLC, which was recorded as a deemed capital distribution.  No dividends were recorded through December 31, 2004.

On November 5, 2004, the Board of Directors of Cablevision authorized Cablevision to modify the terms of the distribution to eliminate the retained redeemable preferred membership interest in AMC LLC.  In March 2005, the redeemable preferred membership interests were recontributed to a subsidiary of the Company and converted back to common membership interests in AMC LLC.  The impact of the elimination will be to reduce debt by $350,000 and increase member’s deficiency by the same amount in 2005.

NOTE 8.                LEASES

Cablevision, and companies owned or managed by Cablevision, lease certain office facilities under long-term lease agreements with non-affiliates.  The leases generally provide for fixed annual rentals plus certain real estate taxes and other costs.  The Company pays its share of monthly lease payments for the portion of the premises occupied by its employees.  Rent expense incurred by the Company which was allocated by Cablevision or a company owned or managed by Cablevision for such leases was approximately $1,871, $3,125 and $1,944, respectively, for the years ended December 31, 2004, 2003 and 2002.

Certain subsidiaries of the Company lease certain office facilities, transmission equipment, and vehicles under long-term non-cancelable operating lease agreements with non-affiliates which expire at various dates through 2021.  The leases generally provide for fixed annual rentals plus certain other costs.  Rent expense for the years ended December 31, 2004, 2003 and 2002 amounted to $3,966, $4,759, and $3,581, respectively.

The following is a schedule of future minimum payments for operating leases with non-affiliates (with initial or remaining terms in excess of one year) as of December 31, 2004:

2005	$5,035
2006	5,045
2007	2,519
2008	1,772
2009	1,661
Thereafter	14,368
Total minimum lease payments	$30,400

Certain entities within the Company lease equipment (primarily satellite equipment) under capital leases, which expire in 2006.  At December 31, 2004 and 2003, the gross amount of equipment and related accumulated depreciation recorded under these leases were as follows:

	2004	2003

Origination equipment	$21,718	$21,718
Less accumulated depreciation	(19,710)	(17,233)
	$2,008	$4,485

Future minimum capital lease payments as of December 31, 2004 are as follows:

2005	$1,755
2006	1,620

Total minimum lease payments	3,375
Less amount representing interest (at rates of approximately 10%)	339

Present value of net minimum capital lease payments	3,036
Less current installments	1,500
Obligations under capital leases, excluding current installments	$1,536

NOTE 9.                AFFILIATE TRANSACTIONS

Allocations

The consolidated financial statements of the Company reflect the application of certain allocation policies of Cablevision and Rainbow Media Holdings, which are summarized below.  Management believes that these allocations have been made on a reasonable basis.  However, it is not practicable to determine whether the allocated amounts represent amounts that might have been incurred on a stand-alone basis, as there are no company-specific or comparable industry benchmarks with which to make such estimates.  Explanations of the composition and the amounts of the more significant allocations are described below.

Corporate General and Administrative Costs

General and administrative costs, including costs of maintaining corporate headquarters, facilities and common support functions (such as human resources, legal, finance, tax, audit, treasury, strategic planning, information technology, creative and production services, etc.) have been allocated by Cablevision and Rainbow Media Holdings generally based upon specific usage measured by proportionate headcount or square footage.  In addition, certain allocations are based on relative revenues or expenses of the Company in relation to those of consolidated Cablevision or consolidated Rainbow Media Holdings.  The remaining overhead, principally salaries of corporate executives, is allocated based on management’s estimate of the level of effort expended on each business unit based on historical trends.  Such costs allocated to the Company amounted to $24,990, $20,940 and $18,368 for the years ended December 31, 2004, 2003 and 2002, respectively, and have been included in selling, general and administrative expenses.

Health and Welfare Plans

Employees of the Company participate in health and welfare plans sponsored by Cablevision.  Health and welfare benefit costs have generally been allocated by Cablevision based upon the proportionate number of participants in the plans.  Such costs amounted to $1,660, $1,934, and $1,454 for the years ended December 31, 2004, 2003 and 2002, respectively, and have been included in selling, general and administrative expenses.

Related-Party Transactions

As described below, the Company provides services to and receives services from affiliates of Cablevision and Rainbow Media Holdings.  As many of these transactions are conducted between subsidiaries under common control of Cablevision, amounts charged for these services may not represent amounts that might have been incurred if the transactions were based upon arm’s length negotiations.

The Company distributes programming to the pay television industry under contracts called affiliation agreements.  Revenues earned under affiliation agreements with companies owned by or affiliated with Cablevision for the years ended December 31, 2004, 2003 and 2002 were approximately $10,373, $9,260, and $9,516, respectively.

Rainbow Media Holdings pays the Company for advertising revenue earned in connection with an agreement between Rainbow Media Holdings and a third party entered into during 2000.  Such revenues were $170, $170, and $0 for the years ended December 31, 2004, 2003, and 2002, respectively.  In addition, the Company earned $121, $0, and $54 for the years ended December 31, 2004, 2003, and 2002, respectively for advertising revenue earned from subsidiaries of Rainbow Media Holdings.  The Company incurred $661, $442, and $374 for the years ended December 31, 2004, 2003, and 2002, respectively for advertising expenses charged by subsidiaries of Rainbow Media Holdings.

The Company provided affiliate sales support functions which included primarily salaries, facilities, and general and administrative costs, to affiliates of Rainbow Media Holdings during 2004 and 2003.  These costs were recorded as a reduction of selling, general, and administrative costs and amounted to $4,914 and $2,075 for the years ended December 31, 2004 and 2003.  There were no such amounts in 2002.

The Company has the right to exhibit and promote films under contracts between the Company and subsidiaries of Rainbow Media Holdings in addition to subsidiaries of Rainbow Media Holdings having the right to exhibit and promote films under contracts between the Company and third parties.  Net amounts charged (credited) to technical and operating expense of the Company under these arrangements amounted to $2,564, $1,770, and $(2,798) for the years ended December 31, 2004, 2003, and 2002, respectively.

Cablevision and the Company may enter into agreements with third party service providers in which the amounts paid by Cablevision or the Company may differ from the amounts that Cablevision or the Company would otherwise pay if such arrangements were on an arm’s-length basis.  These arrangements are in return for the service provider’s or its affiliate’s agreement to make payments or provide services to Cablevision or the Company on a basis more or less favorable than either Cablevision or the Company would otherwise obtain.  Where the Company has received the benefits of Cablevision’s negotiations in the form of increased affiliation payments or discounted license fees, Cablevision charges the Company the amount of the benefit.  In one such agreement, Cablevision entered into an affiliation agreement with a provider that resulted in higher rates per subscriber charged to Cablevision than those under a previous agreement.  As part of the negotiations, the service provider agreed to amend the existing film license agreement with the Company with both reduced license fees and a revised list of film titles licensed.  Since the Company received the benefit of Cablevision’s negotiations in the form of discounted license fees, Cablevision charged the Company $10,000, which was treated as a cost to acquire the rights to the revised list of film titles and was classified as feature film inventory.  Amortization of this charge over the remaining license period has been reflected as increased film licensing costs of $1,622 in each of 2003 and 2002, respectively, which has been included in technical and operating expenses.  In 2004 no such amortization amount was recorded as the remaining net book value of this film cost in the amount of $2,432 at December 31, 2003 was written off in connection with the impairment charge recorded during 2003 (see Note 4).

Rainbow Network Communications (“RNC”), an affiliate of the Company, provides certain transmission and production services to the Company.  The Company was charged approximately $9,069, $8,943, and $8,434 in 2004, 2003 and 2002, respectively, for these services.  The Company has entered into agreements that allow RNC to continue providing these services through 2021.  Future cash payments required under these agreements amount to $9,264 in 2005, $9,577 in 2006, $9,906 in 2007, $10,251 in 2008, $10,615 in 2009 and $145,048 thereafter.

Interest income recorded by subsidiaries of the Company in connection with loan agreements entered into during 2001 and 2002 amounted to $646 and $980 in 2003 and 2002.  During 2003, all outstanding affiliate loan balances were repaid.

Under contractual agreements, Cablevision provides certain management services to the Company.  These agreements provide for payment, in addition to expense reimbursement, of an aggregate fee of 3.5% of AMC and WE’s gross revenues, as defined in the management agreement.  The agreements are automatically renewable every five years at the option of

Cablevision.  Pursuant to the terms of these agreements, the Company was charged management fees of $15,485, $13,114, and $10,793, in 2004, 2003, and 2002, respectively.

Cablevision allocates to the Company its proportionate share of expenses or benefits related to Cablevision’s employee stock plan and Cablevision’s long-term incentive plan.  For the years ended December 31, 2004, 2003 and 2002, the Company recorded a net expense (benefit) of approximately $2,447, $4,301, and $(1,585), respectively, for its proportionate share of the Cablevision stock plan expense (benefit) and recorded an expense of $1,527, $1,166, and $3,218, for the years ended December 31, 2004, 2003 and 2002, respectively, related to Cablevision’s long-term incentive plan.  Such amounts are recorded as administrative expenses in the accompanying consolidated statements of operations.  Liabilities related to the grants under the Cablevision Employee Stock Plan are funded by Rainbow Media Holdings and are reflected as either capital contributions from or distributions to Rainbow Media Holdings in the consolidated financial statements of the Company.  The long-term incentive plans are funded by the Company and liabilities of $7,498 and $9,455, related to these plans are included in Accrued employee related costs and Other long-term liabilities at December 31, 2004 and 2003, respectively.

Equity Contributions (Distributions)

In 2002, the Company recorded $57,877 reflecting the push down of additional Cablevision basis in the Company in connection with Cablevision’s acquisition of NBC’s interest in Rainbow Media Holdings.  In connection with Rainbow Media Holdings’ sale of an affiliate in 2002, approximately $39,000 of net assets including cash of approximately $20,000, were contributed to the Company.

In 2003, in connection with Rainbow Media Holdings’ repurchase of MGM’s 20% interest in AMC, WE and IFC, the Company recorded approximately $415,661 reflecting the push down of Rainbow Media Holdings additional basis in the Company.  In March 2003, AMC, IFC and WE entered into a $75,000 credit facility consisting of a $40,000 revolver and a $35,000 term loan, secured by all of the assets of the borrowers.  In December 2003, Rainbow Media Holdings entered into an $823,000 credit facility consisting of a $200,000 revolving credit facility and a $623,000 term loan, maturing on March 31, 2008 and March 31, 2009, respectively.  This facility amended and combined the previously existing Rainbow Media Holdings’ $300,000 credit facility and the AMC, IFC and WE $75,000 credit facility entered into in March 2003.  As a result, Rainbow Media Holdings assumed the obligation of the AMC, IFC and WE term loan which was recorded as an equity contribution in the amount of approximately $35,000.  Additionally, in 2003, $32,000 of a note receivable from Rainbow Media Holdings was forgiven and recorded as a capital distribution.

In August 2004, AMC LLC issued 3,500,000 shares of redeemable preferred membership interests to Rainbow Media Holdings LLC with an aggregate liquidation preference of $350,000 to Rainbow Media Holdings LLC, which was recorded as a capital distribution (see Note 7).

NOTE 10.              BENEFIT PLANS

Cablevision sponsors a cash balance pension plan and a 401(k) savings plan in which certain employees of the Company participate.  In connection with the cash balance plan, the Company is charged by Cablevision for credits made into an account established for each participant.  Such credits are based upon a percentage of eligible base pay and a market-based rate of return.  The Company also makes matching contributions for a portion of employee voluntary contributions to the 401(k) savings plan.  Total expense related to these plans was approximately $851, $1,208, and $671 for the years ended December 31, 2004, 2003, and 2002, respectively.  The Company does not provide postretirement benefits for any of its employees.

NOTE 11.              INCOME TAXES

The income tax provision is determined on a stand-alone basis as if the Company filed separate consolidated income tax returns for the years presented herein.

Income tax expense of the Company consists of the following components:

	Years Ended December 31,
	2004	2003	2002
		(As Restated)	(As Restated)
Current expense :
Federal	$45,772	$41,847	$32,738
State	8,082	5,190	4,062
	53,854	47,037	36,800

Deferred (benefit):
Federal	(9,363)	(13,219)	(5,254)
State	4,171	(1,640)	(653)
	(5,192)	(14,859)	(5,907)

Income tax expense	$48,662	$32,178	$30,893

The income tax expense of the Company differs from the amount derived by applying the statutory federal rate to pretax income due principally to the effect of the following items:

	Years Ended December 31,
	2004	2003	2002

Federal tax expense at statutory rate	$40,461	$29,696	$28,505
State income taxes, net of federal benefit	4,399	2,308	2,216
State rate change, net of federal benefit	3,565	—	—
Nondeductible business development expenses	233	164	164
Other	4	10	8
Income tax expense	$48,662	$32,178	$30,893

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 2004 and 2003 are as follows:

	December 31,
	2004	2003
		(As Restated)
Current
Benefit plans	$1,487	$—
Allowance for doubtful accounts	76	—
Deferred tax asset, current	1,563	—

Long-Term
Depreciation and amortization	29,667	—
Partnership investments	(144,870)	(124,452)
Net deferred tax liability, long term	(115,203)	(124,452)

Total net deferred tax liability	$(113,640)	$(124,452)

NOTE 12.              COMMITMENTS AND CONTINGENCIES

Commitments and contingent obligations not reflected on the Company’s consolidated balance sheet as of December 31, 2004 increased approximately $8,000 to approximately $225,000 as compared to approximately $216,700 outstanding at December 31, 2003.  The increase resulted primarily from the addition of future film obligations of approximately $26,000, offset by the recording of a liability for carriage commitments with a multiple system operator amounting to approximately $10,000 and the payment of transmission service commitments of approximately $9,000.

Commitments as of December 31, 2004 and for the ensuing calendar years are $13,497 in 2005, $12,878 in 2006, $12,922 in 2007, $15,106 in 2008, $17,243 in 2009 and $153,089 thereafter.   Commitments consist primarily of marketing commitments to various multiple system operators, commitments for future film obligations, and commitments for technical and support services with Rainbow Network Communications, a subsidiary of RME.

NOTE 13.              DISCLOSURE ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash and Cash Equivalents, Trade Accounts Receivable, Accounts Receivable-Affiliates, Prepaid Expenses and Other Current Assets, Accounts Payable, Accrued Liabilities and Accounts Payable-Affiliates

The carrying amount approximates fair value due to the short-term maturity of these instruments.

Bank Debt, Senior Notes, Subordinated Notes and Preferred Membership Interests

The fair value of the Company’s debt instruments are summarized as follows:

	December 31, 2004
	Carrying Amount	Estimated Fair Value
Debt instruments:
Bank debt	$600,000	$600,000
Senior notes	297,938	318,794
Senior subordinated notes	496,231	553,298
Preferred membership interests	350,000	350,000
	$1,744,169	$1,822,092

The fair value of each of the Company’s senior debt instruments are based on quoted market prices for the same or similar issues or on the current rates offered to the Company for instruments of the same remaining maturities. The fair value of the bank debt and the preferred membership interests is estimated to approximate the carrying amount of such interests.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

NOTE 14.              LEGAL MATTERS

The Company is party to various lawsuits, some involving substantial amounts.  Although the outcome of these matters cannot be predicted with certainty, management does not believe that the resolution of these lawsuits will have a material adverse effect on the financial position, results of operations or liquidity of the Company.

Time Warner Litigation

On November 14, 2003, American Movie Classics Company (predecessor to American Movie Classics Company LLC) filed an action against Time Warner Entertainment, L.P. (Time Warner) in New York State Supreme Court for declaratory relief and damages caused by Time Warner’s anticipatory repudiation of its cable television affiliation agreement with American Movie Classics Company.  American Movie Classics Company filed that action as a result of Time Warner’s notice purporting to terminate the contract based upon their allegation that American Movie Classics Company had changed its programming.  The Company believes the notice was improper.  American Movie Classics Company is seeking a declaratory judgment that it is entitled to full performance of the agreement, and, at its option, is entitled to rescind the agreement and recover damages.  Time Warner filed an answer and counterclaims in December 2003 seeking, among other things, a declaratory judgment as to its right to terminate the affiliation agreement, an injunction requiring American Movie Classics Company to deliver a classic films channel and damages for an alleged breach of contract.  Trial is currently scheduled for May 2005.  The Company believes that Time Warner’s counterclaims are without merit and is contesting them vigorously.   If the Company does not prevail in the litigation, this business will be materially and adversely affected.

Broadcast Music, Inc. and the American Society of Composers Matter

Broadcast Music, Inc. (“BMI”) and the American Society of Composers, Authors and Publishers (“ASCAP”), organizations which license the performance of musical compositions of respective members, allege that certain of the Company’s subsidiaries require a license to exhibit musical compositions in their respective catalogs. BMI and ASCAP have each agreed to interim fees based on revenues covering certain periods for certain subsidiaries. These matters have been submitted to a Federal Rate Court, and are subject to retroactive adjustment either at such time as a final decision is made by the Court or a final agreement is reached by the parties.

Accounting Related Investigations

The Securities and Exchange Commission and the U.S. Attorney’s Office for the Eastern District of New York continue to conduct investigations into matters related to the improper expense recognition previously reported by Cablevision. In July 2004, in connection with Cablevision’s response to the comments of the staff of the Division of Corporation Finance of the Securities and Exchange Commission on Cablevision’s filings under the Securities Exchange

Act of 1934, Cablevision provided information with respect to certain of its previous restatement adjustments relating to the timing of recognition of launch support, marketing and other payments under affiliation agreements. The staff of the Division of Enforcement of the Securities and Exchange Commission has contacted Cablevision to ask for additional information on these launch support, marketing and other payments.

NOTE 15.              SEGMENT INFORMATION

The Company classifies its business interests into two reportable segments: AMC Networks (which comprises AMC and WE) and IFC.  These reportable segments are strategic business units that are managed separately.  The Company evaluates segment performance based on several factors, of which the primary financial measure is business segment adjusted operating cash flow (defined as operating income (loss) before depreciation and amortization and stock plan income or expense).  The accounting policies of the segments are the same as those described in the summary of significant accounting policies.  Information as to the operations of the Company’s business segments is set forth below.

	Years Ended December 31,
	2004	2003	2002
Revenues, net
AMC Networks	$444,512	$378,053	$302,466
IFC	78,768	60,226	51,630
Intersegment eliminations	—	(311)	—
	$523,280	$437,968	$354,096

	Years Ended December 31,
	2004	2003	2002
Adjusted Operating Cash Flow (Unaudited)
AMC Networks	$210,463	$150,703	$114,885
IFC	20,729	12,091	15,803
Other	(112)	—	—
	$231,080	$162,794	$130,688

	December 31,
	2004	2003
Assets
AMC Networks	$1,518,021	$1,206,866
IFC	176,670	128,205
Other	20,784	—
Deferred tax asset	1,563	—
Intersegment eliminations	(317,774)	(236,638)
	$1,399,264	$1,098,433

A reconciliation of reportable segment amounts to the Company’s combined balances is as follows:

	Years Ended December 31,
	2004	2003	2002
Revenues, net
Total revenue for reportable segments	$523,280	$438,279	$354,096
Intersegment eliminations	—	(311)	—
Total consolidated revenue	$523,280	$437,968	$354,096

Adjusted operating cash flow to income before income taxes (unaudited)
Total adjusted operating cash flow for reportable segments	$231,080	$162,794	$130,688
Items excluded from adjusted operating cash flow:
Depreciation and amortization	(71,703)	(56,190)	(28,227)
Stock plan income (expense)	(2,447)	(4,301)	1,585
Interest expense	(41,639)	(2,507)	(2,091)
Interest income	336	2,728	3,073
Write-off of deferred financing costs	—	(388)	(1,870)
Minority interest	—	(17,215)	(21,671)
Miscellaneous, net	(24)	(75)	(45)
Income before income taxes	$115,603	$84,846	$81,442

Substantially all revenues and assets of the Company’s reportable segments are attributed to or located in the United States.

NOTE 16.              INTERIM FINANCIAL INFORMATION (Unaudited)

The following is a summary of selected quarterly financial data of the Company for the years ended December 31, 2004 and 2003:

	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004	Total 2004

2004:
Revenues, net	$126,281	$129,580	$130,289	$137,130	$523,280
Operating expenses	87,060	91,208	89,157	98,925	366,350
Operating income	$39,221	$38,372	$41,132	$38,205	$156,930

Net income	$24,337	$23,648	$17,520	$1,436	$66,941

	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003	Total 2003

2003:
Revenues, net	$103,071	$109,809	$107,118	$117,970	$437,968
Operating expenses	72,336	76,080	78,385	108,864	335,665
Operating income	$30,735	$33,729	$28,733	$9,106	$102,303

Net income	$14,933	$15,089	$17,188	$5,458	$52,668

NOTE 17.              SUBSEQUENT EVENTS

In December 2004, Cablevision announced its Board of Directors had decided to suspend pursuing the planned spin-off of Rainbow Media Enterprises in its then proposed form and would instead pursue strategic alternatives for its Rainbow DBS business. In January 2005, Cablevision’s Board of Directors authorized and directed the sale of the assets of Rainbow DBS and the shutdown of its business. On January 20, 2005, Rainbow DBS entered into a definitive agreement to sell its Rainbow 1 direct broadcast satellite and certain other related assets to a subsidiary of EchoStar Communications Corp. for $200,000 in cash. This transaction is subject to the receipt of regulatory approvals. In February 2005, Cablevision signed a letter of intent under which VOOM HD, LLC, a new private company formed by certain holders of Cablevision

Class B Common Stock, including Charles F. Dolan and Thomas C. Dolan, would acquire from Cablevision the business, assets and liabilities of Cablevision’s Rainbow DBS satellite business not included in Cablevision’s definitive agreement with EchoStar. The letter of intent between the Cablevision and VOOM HD expired on February 28, 2005 without a definitive agreement being reached.

Following the expiration of the letter of intent, Cablevision began shutting down the Rainbow DBS operations. In March 2005, Cablevision entered into an agreement with Charles F. Dolan and Thomas C. Dolan (“March 2005 Agreement”) pursuant to which the parties agreed to work cooperatively to finalize the separation of Rainbow DBS from Cablevision. Cablevision has agreed that no new shutdown activities will be undertaken at Rainbow DBS during the term of the March 2005 Agreement. Charles F. Dolan has agreed to fund any Rainbow DBS expenditures above those that would have been incurred under a shutdown scenario. Charles F. Dolan is required to fund those expenditures by providing to Cablevision cash or shares of Cablevision’s common stock in advance of Cablevision making any expenditures above those contemplated in the shutdown budget. Similarly, if Rainbow DBS makes any new commitments or other agreements, Cablevision will segregate cash or shares received from Charles F. Dolan to pay the costs associated with those actions. In March 2005, Charles F. Dolan deposited $15,000 with Cablevision in accordance with the March 2005 Agreement.

The March 2005 Agreement between Cablevision and Charles and Thomas Dolan terminates on March 31, 2005. Charles F. Dolan has the right to terminate the agreement before that date. Upon any termination, any cash or shares deposited by Charles F. Dolan that have not been used to fund costs or segregated to pay costs associated with new commitments or other agreements will be returned to him and the shutdown of Rainbow DBS will be implemented immediately. In the event of a shutdown, Cablevision anticipates incurring significant costs relating to early termination of various contracts, other contractual obligations, employee termination benefits and other costs. In the event of a shutdown, assuming the consummation of the Rainbow 1 sale to Echostar, Cablevision does not expect any material impact to its liquidity position.

On March 28, 2005, VOOM HD, LLC and the Association of Consumers to Preserve and Promote DBS Competition filed a Joint Petition to deny the applications for approval of the EchoStar transaction pending at the Federal Communications Commission.

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

(Dollars in thousands)

	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Recoveries	Balance at End of Period
Year Ended December 31, 2004
Allowance for doubtful accounts	$7,070	$—	$—	$(2,350)	$4,720

Year Ended December 31, 2003
Allowance for doubtful accounts	$16,697	$1,815	$—	$(11,442)	$7,070

Year Ended December 31, 2002
Allowance for doubtful accounts	$4,011	$10,984	$2,154	$(452)	$16,697

During 2002, the Company recorded bad debt expense of approximately $6,600 in connection with the bankruptcy of Adelphia Communications in June 2002.  In connection with the sale of an affiliate in 2002, Rainbow Media Holdings transferred to the Company approximately $2,200 of receivables from Adelphia Communications that had been previously reserved.  During 2003, the Company wrote off approximately $8,700 of trade receivables from Adelphia Communications and the related allowance following the sale of such receivables to a third party for $4,300 which was recorded in other operating income.  During 2004, the Company recovered approximately $1,800 of trade receivables from a multiple system operator that had previously been reserved.